Exhibit 4.13

(Unofficial English translation from Hebrew original)

MAZOR ROBOTICS LTD.

[__________], 20[__]

To
[___________________]

Letter of Indemnification

Whereas
Mazor Robotics Ltd. (hereinafter – the “Company”) has adopted the resolutions required pursuant to the law for the indemnification and grant of an advance undertaking for the indemnification of officers and past officers of the Company, as provided in this Letter of Indemnification; and

Whereas
you are serving and/or have served and/or might serve as an officer in the Company and/or have served and/or are serving and/or might serve and/or be engaged on behalf of the Company in subsidiaries and/or related companies of the Company;

accordingly, the Company hereby irrevocably confirms and undertakes to you, subject to the provisions of any law and this Letter of Indemnification, as follows (any reference to the masculine in this agreement also includes the feminine):

1.	Indemnification undertaking

Subject to the provisions of the law and this Letter of Indemnification, the Company irrevocably undertakes to indemnify you for any liability or expense detailed in section 2 below that is imposed on you in consequence of one or more of the following:

a.
your acts and/or any derivative thereof in your past or present capacity as an officer and/or person engaged in the Company and/or as an officer and/or person engaged on behalf of the Company in subsidiaries and/or related companies of the Company;

b.
your acts and/or any derivative thereof in your capacity as an officer, employee or agent of the Company in any other corporation in which the Company directly and/or indirectly holds securities (hereinafter – “Other Corporation”);

provided that the maximum amount of the indemnification as aforesaid shall not exceed the maximum indemnification amount detailed in section 3 below for all the determining events jointly and for all the Company’s officers jointly.

In this Letter of Indemnification:

“officer” – within the meaning thereof in the Companies Law, 5759-1999 (hereinafter – the “Companies Law”), and in the Securities Regulations, including any employee to whom the Company decides to grant a Letter of Indemnification;

“act or any derivative thereof” – within the meaning thereof in the Companies Law, inter alia a decision and/or omission and including all the acts done by you prior to the date of this Letter of Indemnification in the periods of your engagement in the Company and/or subsidiaries and/or related companies of the Company and/or in the periods of your service as an officer in the Company and/or subsidiaries and/or related companies of the Company and/or Other Corporation as defined above.

2.	The indemnification causes

The indemnification undertaking pursuant to section 1 above shall apply to any liability or expense that may be indemnified pursuant to the law and the Company’s articles of association, as provided below:

2.1.
monetary liability imposed on you in favor of another person pursuant to a judgment, including a judgment given in settlement or a court-approved arbitrator’s award (hereinafter – “Final Liability”), provided that the Final Liability that was imposed on you is directly or indirectly related to one or more of the determining events detailed in the schedule to this Letter of Indemnification, which the Company’s board of directors has decided are foreseeable in light of the Company’s actual activity at the time of giving this Letter of Indemnification (the “Schedule” and the “Determining Events”), respectively); and/or

2.2.
reasonable litigation expenses, including lawyers’ fees, that you incur or are ordered to pay in consequence of an investigation or proceedings conducted against you by the authority competent to conduct such investigation or proceedings, which reached a conclusion without an indictment being filed against you and without monetary liability being imposed on you as an alternative to criminal proceedings, or which reached a conclusion without an indictment being filed against you but with the imposition of monetary liability as an alternative to criminal proceedings in respect of an offence not requiring proof of general intent or in connection with monetary sanctions;

“conclusion of proceedings without an indictment being filed in a matter that was subject to a criminal investigation” – means the closing of the case in accordance with section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this sub-section – the “Criminal Procedure Law”) or a stay of proceedings by the Attorney-General pursuant to section 231 of the Criminal Procedure Law or within the meaning thereof in section 260(a)(1a) of the Companies Law, as amended from time to time;

 “monetary liability as an alternative to criminal proceedings” – monetary liability imposed pursuant to the law as an alternative to criminal proceedings, including an administrative fine pursuant to the Administrative Offences Law, 5746-1985, a fine for an offence stipulated as a fineable offence pursuant to the provisions of the Criminal Procedure Law, monetary sanctions or a penalty or within the meaning thereof in section 260(a)(1a) of the Companies Law, as amended from time to time;

2.3.
reasonable litigation expenses, including lawyers’ fees, that you incur or are ordered to pay by a court in proceedings filed against you by the Company or in its name or by another person, or in a criminal indictment in which you are acquitted, or in a criminal indictment in which you are convicted of an offence not requiring proof of general intent (hereinafter – “Litigation Expenses”);

2.4.	expenses incurred by you in connection with administrative enforcement proceedings conducted against you, including reasonable Litigation Expenses, and inter alia lawyers’ fees:

“administrative enforcement proceedings” – any proceedings pursuant to Chapter H-3, H-4 or I-1 of the Securities Law, 5728-1968 (hereinafter – the “Securities Law”), as amended from time to time;

2.5.	payment to a party injured by a breach, in accordance with section 52BBB(a)(1)(a) of the Securities Law;

2.6.	the Company’s indemnification undertaking in respect of the causes detailed in this section 2 shall apply in connection with any event, including the determining events detailed in the Schedule.

3.	The indemnification amount

3.1.	The aggregate indemnification amount

The overall indemnification amount that the Company shall pay all the officers in the aggregate pursuant to all the letters of indemnification that have been or shall be issued by the Company and/or Other Corporation (hereinafter – “Letters of Indemnification”) shall not exceed an amount equal to 25% of the Company’s  equity according to its last financial statements, as shall be on the date of actually giving the indemnification, all in addition to amounts received, if received, from an insurance company in the scope of insurance taken out by the Company (hereinafter – “Maximum Indemnification Amount”).

In such regard, the “Company’s determining equity” means the amount of the Company’s equity according to its last consolidated financial statements as shall be on the date of the indemnification.

It is hereby expressed that subject to the provisions of section 5.6 below, payment of the aforesaid indemnification amount does not prejudice your right to receive insurance benefits in respect of the determining events under the Letter of Indemnification that are insured with an insurance company, which the Company receives for you from time to time, if at all, in the scope of any insurance covering the liability of the Company’s officers.

Without derogating from the provisions of section 5.6, it is expressly emphasized that the Company’s payments shall constitute an “extra layer” in addition to the sum of all the insurance benefits paid by the insurer, insofar as paid. In addition, it is emphasized that this indemnification undertaking is not a contract in favor of any third party, including any insurer, and may not be assigned, and no insurer shall have a right to demand a contribution from the Company toward any payment for which the insurer is liable under an insurance agreement executed with it, save for the excess specified in such agreement.

The Maximum Indemnification Amount shall be modified and revised upward only, subject to adoption of a resolution at the Company’s general meeting by the majority required to adopt such a resolution pursuant to the law, and in a manner enabling the Maximum Indemnification Amount to be increased in accordance with such resolution.

In the event that the sum of all the indemnification amounts that the Company stands to pay at any time, plus the sum of all the indemnification amounts that the Company has paid as at such time pursuant to the Letters of Indemnification, exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount, or the balance thereof, as the case may be, shall be distributed amongst the Company’s officers who are entitled to indemnification amounts as aforesaid in respect of demands submitted by them to the Company pursuant to the Letters of Indemnification and not paid to them prior to such time, such that the indemnification amount actually received by each of the said officers shall be calculated pro rata, in accordance with the ratio between the indemnification amount due to each of the officers and the indemnification amount due to all the said officers, in the aggregate, at such time in respect of these demands.

Where the Company has paid indemnification amounts to officers of the Company in an amount exceeding the Maximum Indemnification Amount, it shall not be liable for additional indemnification amounts, unless payment of the additional indemnification amounts is approved by the Company’s organs which are competent to approve this increase pursuant to the law at the time of payment of the additional indemnification amounts, and subject to a change in the provisions of the Company’s articles of association regarding indemnification, insofar as necessary for such purpose, pursuant to the law.

4.	Interim payments

On the occurrence of an event that might entitle you to indemnification in accordance with the aforesaid, the Company shall place at your disposal, from time to time, the monies required to cover the expenses and other payments of whatsoever type involved in the handling of any legal proceedings against you in connection with such event, including investigation proceedings, such that you will not be required to pay them or finance them yourself, all subject to the terms, conditions and provisions of this Letter of Indemnification.

In the event that the Company pays you, or in your stead, any amounts in the scope of this Letter of Indemnification in connection with legal proceedings as aforesaid, and it later transpires that you are not entitled to indemnification from the Company in respect of such amounts, the provisions of section 5.8 below shall apply.

As part of its undertaking, the Company shall also provide collateral that is required or guarantees that the officer is liable to provide pursuant to interim decisions of a court or arbitrator, including for the purpose of replacing attachments imposed on the officer’s assets, provided that the sum of the collateral shall not exceed the amounts mentioned in this Letter of Indemnification.

5.	The indemnification terms and conditions

Without derogating from the aforesaid, the indemnification pursuant to this Letter of Indemnification is subject to the following terms and conditions:

5.1.	The indemnification notice

You shall notify the Company of any legal proceedings commenced against you or any concern or threat that proceedings as aforesaid will be commenced against you in connection with any event in respect of which the indemnification might apply (hereinafter jointly and severally – “Legal Proceedings”), immediately after you first become aware thereof (hereinafter – the “Indemnification Notice”) and send the Company and/or anyone it directs any document that is furnished to you and/or that is in your possession in connection with such administrative enforcement proceedings and/or Legal Proceedings.

Failure to give Indemnification Notice in accordance with the aforesaid shall not release the Company from its obligations pursuant to this Letter of Indemnification, unless the failure to give Indemnification Notice as aforesaid materially harms the Company’s ability to conduct a defense in its name (where it is also sued in such proceedings) and/or in your name against the claim and to the extent of such harm.

5.2.	The handling of the defense

The Company shall be liable to assume the handling of your defense against such Legal Proceedings and/or commission the handling thereof to any lawyer chosen by the Company for such purpose (save for a lawyer who is unacceptable to you on reasonable grounds). The Company and/or the lawyer as aforesaid shall act in the framework of the aforesaid handling to bring the Legal Proceedings to a conclusion; the lawyer appointed by the Company as aforesaid shall act and owe a duty of loyalty to the Company and to you. Where a conflict of interest arises between you and the Company concerning your defense against such Legal Proceedings, the aforesaid lawyer shall notify you of this conflict of interest and you may appoint a lawyer on your behalf to handle your defense and the provisions of this Letter of Indemnification shall apply to the expenses incurred by you in respect of such lawyer’s appointment. The Company may not bring the aforesaid Legal Proceedings to a conclusion by way of settlement and/or arrangement and/or agree to a settlement and/or arrangement as a result of which you will be required to pay amounts in respect of which you will not be indemnified pursuant to this Letter of Indemnification and that will also not be paid in the scope of officers’ liability insurance purchased, if purchased, by the Company and/or a subsidiary and/or related company and/or Other Corporation, without your prior written consent to the settlement that is reached. In addition, the Company may not bring the dispute the subject of the aforesaid Legal Proceedings to a resolution by way of arbitration or conciliation or mediation, without your prior written consent, provided that you shall not withhold your consent except on reasonable grounds that shall be furnished to the Company in writing. For the avoidance of doubt, even if the dispute the subject of the Legal Proceedings is referred for resolution by way of arbitration or conciliation or mediation or in any other way, the Company shall bear all the expenses involved therein.

Notwithstanding the aforesaid, the Company may not bring the aforesaid Legal Proceedings to a conclusion by way of settlement and/or arrangement and/or bring the dispute the subject of the aforesaid Legal Proceedings to a resolution by way of arbitration or conciliation or mediation in cases of criminal charges against you, unless you consent thereto in advance and in writing. You may refuse to consent as aforesaid in your exclusive discretion and without having to give grounds for your lack of consent.

If within seven days of the Company’s receipt of the Indemnification Notice, as aforesaid, it does not assume the handling of your defense against the Legal Proceedings as aforesaid, or if you object to being represented by the Company’s lawyers on reasonable grounds or due to concern regarding a conflict of interest, you may commission your representation to a lawyer chosen by you and the provisions of this Letter of Indemnification shall apply to the expenses incurred by you in respect of the appointment of such lawyer.

5.3.	Cooperation with the Company

At the Company’s request, you shall sign any document authorizing it and/or any lawyer as aforesaid to handle your defense of such Legal Proceedings in your name and to represent you in connection therewith, as provided above.

You shall cooperate with the Company and/or with any lawyer as aforesaid and comply with all the instructions of the insurers pursuant to any officers’ liability policy taken out by you and/or the Company in connection with the Legal Proceedings’ defense, in any reasonable way required of you by either of them in the scope of their handling of such Legal Proceedings, provided that the Company or the insurance company, as the case may be, arranges for the cover of all your expenses in connection therewith, such that you will not be required to pay them or finance them yourself, subject to the provisions of sections 1 and 3 above.

5.4.	Cover of the liabilities

Whether or not the Company acts in accordance with the provisions of section 5.2 above, it shall arrange for cover of the liabilities and expenses mentioned in section 2 above, such that you will not be required to pay them or finance them yourself, without such derogating from the indemnification guaranteed to you pursuant to the provisions of this Letter of Indemnification and/or the insurance policy purchased by the Company from time to time, if purchased, and all subject to the provisions of sections 1 and 3 above.

5.5.	The indemnification’s non-applicability in cases of settlement or admission

The indemnification in connection with any Legal Proceedings against you, as provided in this Letter of Indemnification, shall not apply in respect of any amount due from you to a claimant in consequence of a settlement or arbitration, unless the Company agrees in writing to such settlement or arbitration, as the case may be; however, the Company shall not withhold its consent as aforesaid except on reasonable grounds.

In addition, the indemnification shall not apply in the event of your admission in a criminal indictment in respect of an offence not requiring proof of general intent, unless the Company gave its prior written consent to your admission.

5.6.	The indemnification’s non-applicability in cases of indemnification or insurance from a third party

The Company shall not be required to pay amounts in respect of any event pursuant to this Letter of Indemnification, insofar as such amounts were actually paid to you or for you or in your stead in any way in the scope of the Company’s officers’ liability insurance (save for payment of the excess prescribed in the policy) or in the scope of the indemnification of any third party besides the Company.

With regard to the Company’s indemnification undertaking in respect of an act that you have done or shall do in your capacity as an officer and/or person engaged in a subsidiary of the Company and/or related company of the Company and/or Other Corporation (hereinafter jointly and severally – the “Liable Corporation”), the following provisions shall also apply:

(a)
The Company shall not be required to pay amounts pursuant to this Letter of Indemnification that you are entitled to receive and actually receive from the Liable Corporation in the scope of an insurance policy taken out by the Liable Corporation and/or pursuant to an advance indemnification undertaking or pursuant to an indemnification permit given by the Liable Corporation.

(b)
If your demand for indemnification and/or insurance cover in respect of an act done by you in the scope of your position in the Liable Corporation, which might be indemnifiable pursuant to this Letter of Indemnification, is rejected by the Liable Corporation or the insurance company of the Liable Corporation, as the case may be, the Company shall pay you the amounts to which you are entitled pursuant to this Letter of Indemnification, if you are entitled to these amounts and you assign to the Company your rights to receive amounts from the Liable Corporation and/or pursuant to the insurance policy of the Liable Corporation and authorize the Company to collect these amounts in your name, insofar as such authorization is necessary for performance of the provisions of this section. In such regard, you undertake to sign any document required by the Company for the purpose of assignment of your said rights and authorization of the Company to collect the said amounts in your name.

(c)
For the avoidance of doubt, it is expressed that this Letter of Indemnification does not grant the Liable Corporation and/or any other third party any rights vis-à-vis the Company, including, but without derogating from the generality of the aforesaid, a right to claim and/or demand any payment from the Company as a contribution towards the indemnification and/or insurance cover provided to you by the Liable Corporation in respect of an act done in the scope of your position in the Liable Corporation.

5.7.	Payment of the indemnification

On your request for the making of any payment in connection with any event pursuant to this Letter of Indemnification, the Company shall do all the acts required pursuant to the law for the payment thereof, and shall act to regulate any approval required in connection therewith, if required. If any approval is required for payment as aforesaid, and such payment is not approved for any reason, the payment or any part thereof that is not approved as aforesaid shall be subject to the court’s approval, which the Company shall act to obtain.

5.8.	Refund of paid indemnification amounts

In the event that the Company pays you, or in your stead, any amounts in the scope of this Letter of Indemnification in connection with Legal Proceedings as aforesaid, and it later transpires that you are not entitled to indemnification from the Company in respect of such amounts, these amounts shall be deemed a loan given to you by the Company that shall carry interest at the minimum rate prescribed from time to time pursuant to the law so as not to constitute a taxable benefit in the hands of the loan recipient, and you shall be liable to refund the aforesaid amounts to the Company, together with VAT in respect of the interest pursuant to the law, upon being called upon in writing by it to do so and in accordance with such payment arrangement as the Company determines.

6.	The indemnification period

The Company’s obligations pursuant to this Letter of Indemnification shall be available to you and/or your estate for an unlimited time, including after the termination of your engagement with the Company and/or service as an officer of the Company and/or subsidiaries and/or related companies of the Company and/or Other Corporation as defined above, as the case may be, provided that the acts in respect of which the indemnification is given were done during the period of your engagement with the Company and/or service as an officer of the Company and/or subsidiaries and/or related companies of the Company and/or Other Corporation, regardless of the date on which the event in respect of which you are entitled to indemnification pursuant to this Letter of Indemnification comes to light.

7.	Miscellaneous

7.1.
The Company’s indemnification obligations pursuant hereto shall not apply in any of the following cases: (a) a breach of the duty of loyalty (unless you acted in good faith and had reasonable basis to believe that the act would not harm the Company’s interests); (b) a breach of the duty of care committed intentionally or recklessly, unless committed with mere negligence; (c) an act done with the intention of unlawfully producing a personal profit; (d) a fine, civil fine or penalty imposed on you, provided that the aforesaid fine or penalty was not imposed in respect of conviction of an offence that does not require proof of general intent or by reason of monetary sanctions imposed on you.

7.2.
The Company’s obligations pursuant to this Letter of Indemnification shall be interpreted widely and in a manner aimed at their performance, insofar as permitted pursuant to the law, in order to achieve their designated purpose. In the event of any contradiction between any provision of this Letter of Indemnification and any legal provision that may not be qualified, altered or added to, the said legal provision shall prevail, but such shall not prejudice or derogate from the validity of the other provisions of this Letter of Indemnification.

7.3.	This Letter of Indemnification does not derogate from the Company’s right to decide on retroactive indemnification pursuant to the provisions of any law.

7.4.	This Letter of Indemnification shall take effect on your signature of a copy thereof in the designated place and delivery of the signed copy to the Company.

7.5.	The provisions of this Letter of Indemnification do not derogate from the provisions of any letter of exemption given to you by the Company, if given.

7.6.	The language of this Letter of Indemnification cannot be modified unless signed by the Company and by you.

7.7.	For the avoidance of doubt, it is hereby expressed that this letter of Indemnification does not constitute a contract in favor of a third party and may not be assigned.

7.8.
No waiver, delay, failure to take action or grant of an extension by the Company or by you shall in any circumstances be interpreted as a waiver of such party’s rights pursuant to this Letter of Indemnification and pursuant to any law, and shall not prevent such party from taking all the legal and other steps required for the sake of exercising its rights as aforesaid.

7.9.	The Schedule to this Letter of Indemnification constitutes an integral part hereof.

7.10.	The law governing this Letter of Indemnification is the Israeli law and the competent court in Tel Aviv is vested with exclusive jurisdiction to hear any disputes in connection with this Letter.

As witness the hand of the Company:

Date:________________	Mazor Robotics Ltd. By:___________ Name:_________ Title:__________
I acknowledge receipt of this Letter of Indemnification and confirm my consent to its terms and conditions, including also section 5.8 above.

___________________
(Officer’s signature)

THE SCHEDULE

The determining events
1
Any claim or demand submitted by a customer, supplier, contractor or other third party who or which carries on any type of business with the Company, its subsidiaries, its related companies or Other Corporation as defined above (hereinafter jointly and severally in this Schedule – the “Company”), including by virtue of the Consumer’s Protection Law, 5741-1981, and/or orders and/or regulations by virtue thereof.

2
Any claim or demand submitted in connection with an act and/or transaction (as defined in section 1 of the Companies Law), whether they are exceptional transactions and acts or transactions and acts that are not exceptional (as the expression exceptional transaction is defined in section 1 of the Companies Law), including in respect of the receipt of credit, sale, rental, transfer or purchase of assets or liabilities, and the receipt and/or grant of an option for the sale, rental, transfer or purchase of assets or liabilities as aforesaid.

3
Any claim or demand in connection with the employer-employee relations in the Company, including claims and demands submitted by employees, consultants, agents, manpower contractors, freelancers or other individuals or an entity engaged by or providing services to the Company in connection with compensation owed to them or damages or liabilities occasioned to them in connection with their engagement by the Company or contracts with the Company, including also events relating to the terms and conditions of employees’ engagement and employer-employee relations, including the promotion of employees, handling of pension, provident fund and savings arrangements, grant of securities and other benefits and including in relation to safety at work.

4
Any claim or demand in relation to the non-disclosure of or failure to provide any type of information at the required time in accordance with the law, or in connection with the misleading or defective disclosure of information as aforesaid, to third parties, including to holders of the Company’s securities, or potential holders of securities, including in relation to the issue, allotment, distribution, purchase, holding or connection to the Company’s securities or any other investment activity involving or influenced by the Company’s securities. Without derogating from the generality of the aforesaid, this event shall also apply in relation to an offer of securities to the public pursuant to a prospectus, private offer, exchange tender offer or any other offer of securities.
Any claim or demand in relation to the non-disclosure of or failure to provide any type of information at the required time in accordance with the law, or in connection with the misleading disclosure or defective disclosure of information as aforesaid, to third parties, including the income tax authorities, the value added tax authorities, the National Insurance Institute, the Investment Center, local authorities, the Ministry of the Environment and any government or institutional entity or professional or other association.

5
Any claim or demand submitted in relation to a cause performed or alleged to have been performed or abuse in relation to an intellectual property right of a third party by the Company or anyone on its behalf.

6	Any claim or demand submitted by a lender or creditor or in relation to monies lent by them, or debts of the Company to them.
7
Any claim or demand submitted by a third party suffering from bodily harm or damage to his business or personal property, including loss of the use thereof in the course of any act or omission attributed to the Company, or respectively to its employees, agents or other persons acting or claiming to act on behalf of the Company.

8
Any claim or demand submitted directly or indirectly in connection with a full or partial omission by the Company, or by the officers, managers or employees of the Company, in connection with payment, reporting or documentation, of one of the State’s authorities, foreign authority, municipal authority or any other payment required pursuant to the laws of the State of Israel, including payments of income tax, sales tax, appreciation tax, transfer tax, excise, value added tax, stamps tax, customs, national insurance, salaries or wage delays to employees or other delays, including any type of interest and supplements in respect of linkage.

9	Any claim or demand submitted by purchasers, owners, lessors or other occupants of properties of the Company for damages or losses relating to the said properties’ use.
10
Any administrative, public or judicial act, orders, judgments, claims, demands, claim letters, instructions, pleas, charges, attachments, investigation proceedings, or notices of lack of compliance or breaches on behalf of a government authority or other entities claiming potential responsibility or liability (including for expenses in respect of enforcement, investigations, responses of government authorities, cleaning, removal or repair, for damages to natural resources, land damages, bodily damages or fines or donations, indemnification, recovery payments, compensation) as a result thereof, in Israel or overseas, based on or related to:
(a)    the appearance of a liquid release, emission, leak, flood, spill, elimination, release, filtering or migration on and/or under and/or above the ground (jointly – “Contamination”) or risk of Contamination or exposure to any type of hazardous, toxic, explosive or radioactive substance, waste or other substances that there is a duty to regulate in accordance with the environmental laws of the State of Israel, in any place belonging to or operated, rented or managed by the Company;
(b)    circumstances creating any type of breach of the environmental laws, environmental licenses, permits, or other approvals required pursuant to the environmental laws of the State of Israel.

11
Any administrative, public, judicial act, orders, judgments, claims, demands, letters of demand, instructions, pleas, investigations, proceedings or notices of lack of compliance or breach of an act of a government authority or other entity claiming non-compliance with a legal provision, regulation, order, command, rule, custom, directive, licensing, exemption, permit (including approvals, permits and exemptions with regard to restrictive trade practices) or a judgment by the Company or the Company’s officers in the scope of their position in the Company.

12
Any claim or demand relating to a change in the Company’s structure or its reorganization or any decision with regard thereto, including – but without derogating from the generality of the aforesaid – a merger, split, arrangement between the Company and its shareholders and/or creditors pursuant to the Companies Law, a change in the Company’s capital, the foundation of subsidiaries, their liquidation or sale to third parties, allotment and/or distribution.

13
Any claim or demand relating to a decision or activity of the Company or the officer in the scope of his position in the Company, after the carrying out of the examinations and consultations befitting such type of decision or activity, including resolutions adopted by the Company’s board of directors or one of its committees.

14
Any claim or demand relating to any utterance or statement, including the expression of a stand or opinion or vote at general meetings of corporations and/or other organs of corporations made by the officer in the scope of his position with the Company.

15
Adoption of the findings of external opinions for the purpose of issuing an immediate report, prospectus, financial statements or any other disclosure document, including any claim or demand in relation to opinions of the Company’s board of directors to offerees in a tender offer, regarding the feasibility of a special tender offer in accordance with section 329 of the Companies Law, 5759-1999, or failure to give opinions as aforesaid.

16
Any claim or demand relating to the events detailed above, in connection with the officer’s service in subsidiaries and/or related companies of the Company and/or in the Other Corporation, and all if done in the scope of his position as an officer and/or person engaged in one of the said companies.

17	Any act resulting in the failure to make proper insurance arrangements and/or in a risk management failure and/or relating to negotiation towards, contracting in and operation of insurance policies.
18	Any act relating to distribution, including the purchase of shares of the Company, provided that the indemnification in respect of such act does not constitute a breach of any law.
19
Acts deriving from the fact that the Company is a public company and/or that its securities have been offered to the public and/or are traded on any stock exchange, including the giving of notices and/or reports and/or failure to file notices or reports as aforesaid.

20
Any utterance or statement, including the expression of a stand or opinion, made in good faith by the officer in the scope of his position and by virtue of his position, including at meetings of the board of directors or any of its committees.

21	Events relating to the drawing up and/or approval of financial statements and/or any act contrary to the Company’s articles or memorandum of association.
22
Any act of the Company within the realm of its transactions, holdings, investments, trade, finances, money management and other activities of the Company and the affiliated corporations that are permitted pursuant to the law, including acts relating to management, consultancy or other services provided by the Company to the group’s companies or to any third party, acts in connection with investments that the Company looks into and/or makes, which are done in stages prior to and/or after the making of the investment for the purpose of entering into, executing, developing, monitoring and supervising the transaction, including in the scope of participation in tenders (hereinafter – “Investment Acts”), including Investment Acts done by the officer in the name of the Company or as an officer of the corporation the subject of the investment, acts of sale, purchase or holding of negotiable securities for or in the name of the Company, acts relating to the purchase or sale of companies, legal entities or assets, and splits or mergers.

23	Any event and/or act that may be indemnified pursuant to the Streamlining of Enforcement Processes at the ISA (Legislative Amendments) Law, 5771-2011.

(Unofficial English translation from Hebrew original)

Mazor Robotics Ltd.

To:	Date: _______ _, 20__

Re.: Letter of Exemption

Whereas:	Mazor Robotics Ltd. (the "Company") has taken all required decisions by law, in order to exempt you from the duty of care, as shall be further detailed in this letter of exemption;

Whereas:
you currently serve and/or served and/or will serve as an office holder in the Company, and/or served and/or currently serving and/or might serve and/or be employed on behalf of the Company in any subsidiaries and/or affiliates of the Company;

NOW, THEREFORE, the Company hereby irrevocably undertakes towards you, subject to any applicable law and the terms of this letter of exemption, as follows (any reference to the masculine in this agreement also includes the feminine):

Exemption

Subject to Sections 259 and 263 of the Companies Law, 5759-1999 (the “Companies Law”) and any provision of law which might replace them, the Company exempt you, in advance, from all your responsibility towards the Company for any damages that might be caused and/or caused to the Company, directly or indirectly, as a result of a breach of your duty of care to the Company, when acting in good faith in your position as an office holder and/or as an employee of the Company, unless such breach was caused due an intentional or recklessness action by you.

Notwithstanding the foregoing, the Company shall not exempt you from your responsibility for damages due to your violation of your duty of care to the Company with respect to distribution (as defined in the Companies Law).

The Company's obligations under this letter of exemption shall be broadly interpreted in a manner which will enable the Company to fulfill all its undertakings as aforesaid, to the extent permitted by law, and for the purposes of this letter of exemption. In case of any contradiction between this letter of exemption and any provision of law which can not be stipulated, changed or added, such provision of law shall govern, without affecting the validity of any other provision under this letter of exemption.

The exemption from your duty of care will not apply in any counterclaim made by the Company against an office holder of the Company, due to a claim of the officer holder against the Company, except where such claim is in connection with protective labor law which its source derives from law and/or personal employment agreement with the Company.

This letter of exemption will not derogate from the terms of any letter of indemnification that might have been granted to you by the Company.

IN WITNESS WHEREOF, the Company has signed this letter of exemption:

Date:________________	Mazor Robotics Ltd. By:___________ Name:_________ Title:__________

I approve receipt of this letter of exemption and agree to its terms:

______________
Office Holder

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